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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
Sonic Automotive, Inc.


     We consent to the use in this Amendment No. 1 to the Registration Statement of Sonic Automotive, Inc. on Form S-1 of our report dated April 30, 1997 on the combined financial statements of Sonic Automotive, Inc. and Affiliated Companies as of December 31, 1995 and for the years ended December 31, 1994 and 1995 appearing in the Prospectus, which is a part of this Amendment No. 1 to the Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.


DIXON, ODOM & CO., L.L.P.


Winston-Salem, North Carolina
August 29, 1997